EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-44516, 33-46026, 33-62226, 33-88598, 333-02751, 333-29981, 333-52547, 333-75065, 333-34188, 333-54200, 333-101525 and 333-127582) and on Form S-3 (File Nos. 333-117230, 333-125180, 333-129889 and 333-129891) of Emisphere Technologies, Inc., of our report dated March 16, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York
March 16, 2006